Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305

Terra reports on forward natural gas pricing,

product sales orders

Sioux City, Iowa (October 7, 2005)— Terra Industries Inc. (NYSE symbol: TRA) reported that at Sept. 30, 2005, it had supply contracts, financial derivatives and other instruments that fixed the purchase price for approximately 11 percent of its next 12 months’ North American and United Kingdom natural gas needs. Terra also reported that it has collared most of its forward positions (that is, purchased put options to protect against declines in natural gas costs and, to offset the cost of the put option, sold call options). Outstanding collar transactions at Sept. 30, 2005, approximated 9 percent of Terra’s next 12 months’ North American and United Kingdom natural gas needs.

Terra’s forward purchase contracts at Sept.30, 2005 fixed prices of future natural gas needs at $60.9 million below published forward prices at that date. This gain was largely offset by $42.8 million of losses on outstanding call options. To the extent further increases to forward contract prices create additional gains, these gains will generally be offset by increased losses on outstanding call options.

Terra also reported that at Sept. 30, 2005, it had fixed price sales orders for about 14% of its annual nitrogen production capacity. Terra expects to fulfill these sales orders through product shipments during the next six to eight months. Most of the sales orders are for urea ammonium nitrate solutions (UAN) produced at Terra’s North American facilities. Operating income or loss realized on these sales will depend on the cost of purchased natural gas, production timing and many other factors. Based on Sept.30, 2005 natural gas costs, the expected production cost (including depreciation) of these sales orders would exceed the fixed sales price. Higher natural gas costs from Sept. 30, 2005 levels would increase the size of such losses.

Conference call details

Terra management will conduct a conference call to discuss these matters on Oct. 10, 2005, beginning at 10:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.

About Terra

Terra Industries Inc., with 2004 pro forma revenues of $1.9 billion including the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

Forward-Looking Statements

Information contained in this news release, other than historical information, may be considered forward-looking. Forward-looking information reflects management’s current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the “Factors That Affect Operating Results” section of Terra’s current annual report.

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Note:     Terra Industries’ news announcements are also available on its website, www.terraindustries.com.